Exhibit 23.2

Independent Auditor’s Consent

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of First Community Corporation of our report dated March 22, 2013, relating to our audits of the consolidated financial statements of Savannah River Financial Corporation as of December 31, 2012 and 2011 and for the years then ended, appearing in the Joint Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” and “Selected Financial Information” in this Registration Statement.

/s/ Elliott Davis, LLC

Columbia, South Carolina
November 15, 2013